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                                                                      Exhibit 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                                                 -----------  -----------  -----------  -----------  -----------
                                                                     1999         1998         1997         1996         1995
                                                                 -----------  -----------  -----------  -----------  -----------
Earnings (loss):
             Earnings (loss) before income taxes and cumulative
             effect of accounting change                             $ 1,826      $ 1,648      $ 1,415      $   276      $   494

Add (deduct):
             Fixed charges from below                                    728          669          673          582          665
             Interest capitalized                                        (46)         (38)         (33)         (26)         (30)
             Interest offset on Guaranteed Serial ESOP Notes              --           --           --           (2)          (4)
                                                                     -------      -------      -------      -------      -------

Earnings (loss) as adjusted                                          $ 2,508      $ 2,279      $ 2,055      $   830      $ 1,125

Fixed charges:
             Interest expense                                        $   199      $   186      $   207      $   269      $   292
             Portion of rental expense representative of the
               interest factor                                           529          483          466          311          369
             Additional interest on Guaranteed Serial ESOP Notes          --           --           --            2            4
                                                                     -------      -------      -------      -------      -------

Total fixed charges                                                  $   728      $   669      $   673      $   582      $   665

Ratio of earnings to fixed charges                                      3.45         3.41         3.05         1.43         1.69
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